news release

NYSE: TC
TSX: TCM
November 10, 2014

Thompson Creek Reports Significantly Improved Third Quarter 2014 Financial Results
Revenue up 153%, Operating Income up 1,318%, Operating Cash Flow up 326%
and a Cash Balance of $267 Million

Denver, CO – Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a diversified North American mining company, announced today financial results for the three and nine months ended September 30, 2014, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

Jacques Perron, Chief Executive Officer of Thompson Creek, said, “We are pleased with our much improved financial performance for the quarter, as well as year-to-date. For the quarter, we had revenue of $229.3 million, cash flow from operations of $83.0 million, and operating income of $63.8 million. We ended the quarter with $266.6 million of cash, an increase of 23% from the last quarter.”
Highlights for the Third Quarter 2014

•	Total cash and cash equivalents at September 30, 2014 were $266.6 million, compared to $216.1 million at June 30, 2014, $202.7 million at March 31, 2014 and $233.9 million at December 31, 2013.

•	Cash generated by operating activities was $83.0 million in the third quarter of 2014 compared to $19.5 million in the third quarter of 2013.

•
Consolidated revenues for the third quarter of 2014 were $229.3 million, up from $90.8 million for the third quarter of 2013, primarily as a result of copper and gold revenue of $100.7 million from Mt. Milligan Mine. For the third quarter of 2014, we made three shipments and sales of copper and gold concentrate.

•
Sales volumes and average realized sales prices for copper and gold in the third quarter of 2014 were 16.5 million pounds of copper at an average realized price of $3.02 per pound and 57,974 ounces of gold at an average realized price of $952 per ounce. Molybdenum sales volumes in the third quarter of 2014 were 8.9 million pounds at an average realized price of $13.94 per pound compared to 8.3 million pounds at an average realized price of $10.30 per pound for the third quarter of 2013.

•
Consolidated operating income for the third quarter of 2014 was $63.8 million compared to operating income of $4.5 million for the third quarter of 2013. The increase in consolidated operating income in the third quarter of 2014 was due primarily to increased operating income from the Thompson Creek Mine ("TC Mine") and the addition of operating income from Mt. Milligan Mine.

•
Non-GAAP unit cash costs for copper and gold for the third quarter of 2014 were, on a by-product basis, $0.77 per pound of copper, and, on a co-product basis, $1.80 per pound of copper and $477 per ounce of gold. See "Non-GAAP Financial Measures" for the definition and reconciliation of non-GAAP cash costs. The by-product cash cost for copper for the third quarter of 2014 was positively impacted by increased gold ounces sold during the third quarter when compared to the second quarter of 2014; however, a decrease in average realized gold sales prices resulted in higher by-product cash cost for copper for the third quarter, as compared to the second quarter.

•
Net loss for the third quarter of 2014 was $11.1 million, or $0.05 per diluted share, compared to net income of $13.8 million, or $0.06 per diluted share, for the third quarter of 2013. The third quarter of 2014 and 2013 included non-cash foreign exchange losses of $60.3 million and foreign exchange gains of $24.2 million, respectively, primarily on intercompany notes.

•
Non-GAAP adjusted net income for the third quarter of 2014 was $38.3 million, or $0.17 per diluted share, compared to non-GAAP adjusted net loss of $7.6 million, or $0.04 per diluted share, for the third quarter of 2013. Non-GAAP adjusted net income for the third quarter of 2014 and 2013 excluded foreign exchange losses and gains, net of their tax impacts, respectively. See "Non-GAAP Financial Measures" for the definition and reconciliation of non-GAAP adjusted net income (loss).

•	Copper and gold payable production during the third quarter of 2014 was 16.3 million pounds of copper and 60,366 ounces of gold.

•
Molybdenum production for the third quarter of 2014 was 6.6 million pounds compared to 8.5 million pounds in the third quarter of 2013. Non-GAAP average molybdenum cash cost per pound produced for the third quarter of 2014 was $6.77 per pound compared to $5.93 per pound in the third quarter of 2013. See "Non-GAAP Financial Measures" for the definition and reconciliation of non-GAAP cash costs.

•
Capital expenditures in the third quarter of 2014 were $21.9 million, comprised of $20.5 million for Mt. Milligan Mine and $1.4 million of other capital costs for Endako Mine, TC Mine, the Langeloth Facility and corporate combined, compared to $112.9 million in the third quarter of 2013.

•	Total debt, including capital lease obligations, at September 30, 2014 was $977.1 million, compared to $1,012.8 million at December 31, 2013.

The Mt. Milligan ramp-up continued to advance in the third quarter, with improved copper and gold recoveries of 83.1% and 66.6%, respectively. The Company has been conducting a variety of tests to determine the impact of additional crushing to achieve, and potentially exceed, current design mill throughput of 60,000 tonnes per day. Further tests are expected to be performed through November utilizing various blends of crushed material in order to assist in determining the best course of action for throughput optimization. The Company expects to make a final capital investment decision by year-end and announce its decision in January 2015.
“We are pleased with our progress at Mt. Milligan and continue to track to our previously announced 2014 production and unit cost guidance,” said Mr. Perron. “During the quarter, gold production increased to 60,366 ounces, up 63% from the second quarter of 2014. We achieved unit costs for copper of $0.77 per pound on a by-product basis and $1.80 per pound on a co-product basis. Unit cost for gold on a co-product basis was $477 per ounce. We continue to believe that the Mt. Milligan Mine will consistently achieve approximately 80% of the designed mill throughput of 60,000 tonnes per day by year-end," said Mr. Perron.
The Company’s molybdenum operations contributed $124.3 million to total revenue in the third quarter, primarily as a result of a higher average realized sales price of $13.94 per pound, up 35.3% from $10.30 per pound in the third quarter of 2013. At TC Mine, mining of Phase 7 ore was completed in August and the Company expects to process stockpiled ore through the remainder of this year. Thereafter, the mine will be placed on care and maintenance. However, while in care and maintenance, the Company intends to conduct limited stripping operations for the next phase of mining. “This limited stripping plan will enable us to maintain the optionality of the mine with a reduced workforce, while continuing to evaluate viable alternatives for the next stage of mining,” added Mr. Perron.

“We remain focused on operating our mines safely and efficiently, managing our capital and balance sheet prudently, and building value for our shareholders," said Mr. Perron.

Selected Consolidated Financial and Operational Information
(US$ in millions, except per share, per pound and per ounce amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)
Financial Information
REVENUES
Copper sales	$45.7	$—	$140.3	$—
Gold sales	55.0	—	133.5	—
Molybdenum sales	124.3	85.7	353.5	303.1
Tolling, calcining and other	4.3	5.1	11.4	14.2
Total revenues	229.3	90.8	638.7	317.3
COSTS AND EXPENSES
Cost of sales
Operating expenses	133.4	66.9	395.2	212.6
Depreciation, depletion and amortization	22.7	11.6	78.3	38.5
Total cost of sales	156.1	78.5	473.5	251.1
Total costs and expenses	165.5	86.3	504.5	278.5
OPERATING INCOME	63.8	4.5	134.2	38.8
OTHER (INCOME) EXPENSE	79.7	(13.5)	128.1	40.3
Income (loss) before income and mining taxes	(15.9)	18.0	6.1	(1.5)
Income and mining tax (benefit) expense	(4.8)	4.2	(5.3)	3.0
NET INCOME (LOSS)	$(11.1)	$13.8	$11.4	$(4.5)
NET INCOME (LOSS) PER SHARE
Basic	$(0.05)	$0.08	$0.06	$(0.03)
Diluted	$(0.05)	$0.06	$0.05	$(0.03)
Cash generated by (used in) operating activities	$83.0	$19.5	$149.9	$80.0
Adjusted Non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$38.3	$(7.6)	$64.6	$24.2
Adjusted net income (loss) per share—basic (1)	$0.18	$(0.04)	$0.35	$0.14
Adjusted net income (loss) per share—diluted (1)	$0.17	$(0.04)	$0.29	$0.14

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Operational Statistics
Copper
Payable production (000's lb) (2)	16,267	1,058	46,545	1,058
Cash cost ($/payable lb produced) - By-Product (1)	$0.77	$11.77	$1.14	$11.77
Cash cost ($/payable lb produced) - Co-Product (1)	$1.80	$7.77	$2.00	$7.77
Payable production sold (000's lb)	16,482	—	49,214	—
Average realized sales price ($/lb) (1)	$3.02	$—	$3.10	$—
Gold
Payable production (oz) (2)	60,366	1,997	136,639	1,997
Cash cost ($/payable oz produced) - Co-Product (1)	$477	$2,082	$530	$2,082
Payable production sold (oz)	57,974	—	133,831	—
Average realized sales price ($/oz) (1)	$952	$—	$1,002	$—
Molybdenum
Mined production (000's lb) (3)	6,560	8,536	21,928	22,751
Cash cost ($/lb produced) (1)	$6.77	$5.93	$6.23	$6.36
Molybdenum sold (000's lb):
TC Mine and Endako Mine product	6,732	7,432	22,762	22,265
Purchased and processed product	2,181	888	5,685	4,586
	8,913	8,320	28,447	26,851
Average realized sales price ($/lb) (1)	$13.94	$10.30	$12.43	$11.29

_______________________________________________________________________________

(1)	See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)
Payable production for copper and gold reflects estimated metallurgical losses resulting from handling of the concentrate and payable metal deductions, subject to metal content, levied by smelters. The current payable percentage applied is approximately 95.0% for copper and 96.5% for gold, which may be revised on a prospective basis after sufficient history of payable amounts is determined.

(3)
Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide ("HPM") from our share of production from the mines (excludes molybdenum processed from purchased product).

Current Guidance
The following table presents our current full year 2014 guidance.

	Year Ended December 31, 2014 (Estimated) (Updated)	Year Ended December 31, 2014 (Estimated) (Previous)
Mt. Milligan Copper and Gold (1)
Concentrate production (000's dry tonnes) (2)	125 - 140	125 - 140
Copper payable production (000's lb)	65,000 - 75,000	65,000 - 75,000
Gold payable production (000's oz) (2)	185 - 195	165 - 175
Unit cash cost - By-product ($/payable lb copper produced): (2), (3)	$1.00 - $1.50	1.55 - 1.70
Molybdenum
Production (000's lb): (5)
TC Mine (2)	15,000 - 17,000	14,000 - 16,000
Endako Mine (75% share) (2)	9,000 - 10,000	10,000 - 12,000
Total molybdenum production (000's lb) (2)	24,000 - 27,000	24,000 - 28,000
Cash cost ($/lb produced):
TC Mine (2)	$4.50 - $5.25	4.75 - 5.75
Endako Mine (2)	$10.50 - $12.00	9.00 - 10.50
Total molybdenum cash cost ($/lb produced) (2)	$6.75 - $7.75	6.50 - 7.75
Capital expenditures ($ in millions):
Mt. Milligan permanent operations residence (4)	25 ± 10%	20 ± 10%
Mt. Milligan operations (4)	35 ± 10%	30 ± 10%
TC Mine, Endako Mine, Langeloth & other	5 ± 10%	10 ± 10%
Total capital expenditures	65 ± 10%	60 ± 10%

_______________________________________________________________________________

(1)	The Mt. Milligan guidance assumes that we will consistently achieve approximately 80% of design capacity by year-end 2014.

(2)
The Mt. Milligan guidance reflects the following expectations a) higher gold production, primarily related to the mining sequence in the second half of 2014; b) lower copper unit costs on a by-product basis, primarily due to the updated estimated foreign exchange rate together with lower operating costs and higher gold credits; and c) higher capital expenditures for the permanent operations residence primarily due to the revised completion date, higher operations capital for the construction of an explosives facility and higher capital costs for the construction of the tailings storage facility. The guidance for our molybdenum business reflects the following expectations: a) higher production and lower unit costs per pound produced for our TC Mine primarily related to additional production from the bottom of the pit for Phase 7; b) lower production and higher unit costs per pound produced for our 75% interest in the Endako Mine primarily due to the mine performance for the first half of 2014; and c) lower than planned capital expenditures for the molybdenum business.

(3)
Copper by-product unit cash cost is calculated using copper payable production and deducts a gold by-product credit, which is determined based on expected revenue from payable gold production assuming a gold price of approximately $831 per ounce, which has been adjusted to take into account the contractual price of $435 per ounce under the Gold Stream Arrangement. See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(4)
Excludes approximately $22 million of accruals related to Mt. Milligan Mine capital expenditures as of December 31, 2013 which has been and will be paid in 2014. Estimates for cash costs and cash capital expenditures assume an updated foreign exchange rate of US$1.00 = C$1.09.

(5)	Molybdenum production pounds represented are molybdenum oxide and HPM from our share of production from the mines, but exclude molybdenum processed from purchased product.

Non-GAAP Financial Measures
In addition to the condensed consolidated financial statements presented in accordance with US GAAP, management uses certain non-GAAP financial measures to assess the Company's operating performance for the reasons described further below. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.
Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share—Basic and Diluted
Management of the Company uses adjusted net income (loss) and adjusted net income (loss) per share—basic and diluted to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of these measures allows investors and analysts to compare results of the continuing operations of the Company to similar operating results of other mining companies, by excluding unusual or infrequent items that are considered non-core to our business.
Adjusted net income (loss) represents the income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items.
For the third quarter and first nine months of 2014 and 2013, the significant non-cash items were the non-cash losses related to the impact of foreign exchange due primarily to intercompany notes, and related tax effects.
In connection with the Company's strategy to manage cash balances, fund our operations and provide future tax benefits, the Company may enter into intercompany loan arrangements. At times, the loans are denominated in currencies other than the measurement currency of one of the parties. US GAAP requires that notes that are intended to be repaid should not be considered a capital contribution, and, therefore, the foreign exchange fluctuations related to these loans impact net income (loss) each period. At each period end, the Company compares the exchange rate between the Canadian and US dollars to the exchange rate at the end of the prior reporting period. The difference between those rates is recorded as an unrealized gain or loss on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) at each period end. As the loans between the Company and its subsidiaries are the primary driver of our foreign exchange gains and losses, as discussed above, management does not consider gains or losses on foreign exchange in its evaluation of our financial performance. Management believes that presentation of non-GAAP measures excluding these gains or losses provides useful information to our investors regarding the Company's financial condition and results of operations.
Adjusted net income (loss) per share (basic and diluted) is calculated using adjusted net income (loss), as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period as determined in accordance with US GAAP. If the adjustments to net (loss) on a US GAAP basis result in non-GAAP adjusted net income, we calculate weighted-average diluted shares outstanding in accordance with US GAAP and use that to calculate adjusted net income per share—diluted. If the adjustments to net income on a US GAAP basis result in non-GAAP adjusted net (loss), we utilize weighted-average basic shares outstanding to calculate adjusted net income per share—diluted, in accordance with US GAAP.
The following tables reconcile net income (loss) presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per share—basic and diluted, for the three and nine months ended September 30, 2014 and 2013. All figures within the table are presented in US$ in millions, except shares and per share amounts.

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income (loss)	$(11.1)	$13.8	$11.4	$(4.5)
Add (Deduct):
Fixed asset impairment	—	0.8	—	0.8
Tax benefit of fixed asset impairment	—	(0.3)	—	(0.3)
(Gain) loss on foreign exchange (1)	59.7	(23.8)	63.9	30.4
Tax expense (benefit) on foreign exchange (gain) loss	(10.3)	1.9	(10.7)	(2.2)
Non-GAAP adjusted net income (loss)	$38.3	$(7.6)	$64.6	$24.2

Net income (loss) per share
Basic	$(0.05)	$0.08	$0.06	$(0.03)
Diluted	$(0.05)	$0.06	$0.05	$(0.03)
Adjusted net income (loss) per share
Basic	$0.18	$(0.04)	$0.35	$0.14
Diluted	$0.17	$(0.04)	$0.29	$0.14
Weighted-average shares
Basic	213.9	171.5	186.8	170.9
Diluted	220.4	216.5	220.1	216.4
________________________________________

(1)
Included $0.6 million foreign exchange gains for the three and nine months ended September 30, 2014, respectively, and $0.4 million foreign exchange losses for the three and nine months ended September 30, 2013, respectively, presented in income and mining tax expense (benefit) on the Condensed Consolidated Statements of Operations.

Copper-Gold Operations - Unit Cash Cost and Average Realized Price per Payable Pound or Payable Ounce Sold
Unit cash cost on a by-product and co-product basis are considered key measures in evaluating operating performance in the Company's Copper-Gold operations, as well as measures of profitability and efficiency on a consolidated basis. Although, unit cash cost on a by-product and co-product basis are not measures of financial performance, do not have standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other companies, management believes these non-GAAP measures provide useful supplemental information to investors.
Unit cash cost on a by-product and co-product basis represent the mining, milling, on-site general and administration, truck and rail transportation, warehousing, refining and treatment, and ocean freight and insurance costs; and exclude the effects of changes in inventory; non-cash corporate allocations; other non-cash employee benefits, such as stock-based compensation; depreciation, depletion, amortization and accretion.
On a by-product basis, sales of by-product metals are deducted when computing cash costs in accordance with the cash cost standard endorsed by the World Gold Council and, previously, the Gold Institute.
On a co-product basis, cash costs are allocated between copper and gold based on production. Copper production is stated in thousands of pounds. Gold production has been converted to thousands of copper equivalent (Cu eq.) pounds using the gold production for the periods presented, as well as the most recent quarterly average prices for copper and gold. The price used for copper is the most recent quarterly average of the Metals Bulletin Daily published price for LME settlement per tonne. The price used for gold is a weighted average of the most recent quarterly average of the Metals Bulletin Daily published prices for daily average London price per ounce adjusted for the fixed price established under the Gold Stream Arrangement ($435 per oz).
The following tables provide a reconciliation of cash costs, unit cash costs, and operating expenses for Copper-Gold operations included in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in the determination of net income (loss).

Non-GAAP Cash Cost

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2014	2013	2014	2013
Direct mining costs (1)	$48.8	$—	$138.2	$—
Truck and rail transportation and warehousing costs	3.8	—	10.0	—
Costs reflected in inventory and operations costs	$52.6	$—	$148.2	$—
Refining and treatment costs	4.4	—	12.9	—
Ocean freight and insurance costs	1.1	—	4.6	—
Direct costs reflected in revenue and selling and marketing costs	$5.5	$—	$17.5	$—
Non-GAAP cash costs	$58.1	$—	$165.7	$—
Reconciliation to amounts reported (US$ in millions)
Direct costs	$(5.5)	$—	$(17.5)	$—
Changes in inventory	(4.5)	—	14.0	—
Silver by-product credits (2)	(1.1)	—	(3.4)	—
Non cash costs and other	0.4	—	1.1	—
Copper-Gold segment US GAAP operating expenses	$47.4	$—	$159.9	$—
_______________________________________________________________________________
(1) Mining, milling and on-site general and administration costs. Mining includes all stripping costs but excludes costs capitalized related to the construction of the tailings dam. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed as incurred under US GAAP.
(2) Silver sales are reflected as a credit to operating costs
By-Product

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except pounds and per pound amounts)	2014	2013	2014	2013
Copper payable production (000's lbs)	16,267	—	46,545	—
Non-GAAP cash cost	$58.1	$—	$165.7	$—
Gold sales (1)	$55.2	$—	$134.1	$—
Less gold sales related to deferred portion of Gold Stream Arrangement	(10.8)	—	(24.9)	—
Net gold by-product credits	$44.4	$—	$109.2	$—
Silver by-product credits (2)	1.1	—	3.4	—
Total by-product credits	$45.5	$—	$112.6	$—
Non-GAAP cash cost net of by-product credits	$12.6	$—	$53.1	$—
Non-GAAP unit cash cost	$0.77	$—	$1.14	$—
_______________________________________________________________________________
(1) Excluded refining and treatment charges.
(2) Silver sales are reflected as a credit to operating costs

Co- Product

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except pounds, ounces and per pound amounts)	2014	2013	2014	2013
Copper payable production (000’s lbs)	16,267	—	46,545	—
Gold payable production in Cu eq. (000’s lbs) (1)	15,976	—	36,541	—
Payable production (000’s lbs)	32,243	—	83,086	—

Non-GAAP cash cost allocated to Copper	$29.3	$—	$92.8	$—
Non-GAAP unit cash cost	$1.80	$—	$2.00	$—

Non-GAAP cash cost allocated to Gold	$28.8	$—	$72.9	$—
Gold payable production (ounces)	60,366	—	136,639	—
Non-GAAP unit cash cost	$477	$—	$530	$—
__________________________________________________________________________
(1) Gold has been converted from payable ounces to thousands of copper equivalent pounds by using the gold production for the periods presented, using a gold price of $840 and $842 per ounce for the three and nine months ended September 30, 2014, respectively, (adjusted for the Royal Gold price of $435 per ounce) and a copper price of $3.17 and $3.15 per pound for the three and nine months ended September 30, 2014, respectively

Average Realized Sales Price
The average realized sales price per payable pound or payable ounce sold is calculated by dividing copper or gold sales revenue, gross, by the pounds or ounces sold, respectively, as shown in the tables below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except pounds, ounces and per unit amounts)	2014	2013	2014	2013
Average realized sales price for Copper
Payable pounds of copper sold (000's lb)	16,482	—	49,214	—
Copper sales, net	$45.7	$—	$140.3	$—
Refining and treatment costs	4.2	—	12.3	—
Copper sales, gross	$49.9	$—	$152.6	$—
Average realized sales price per payable pound sold (1)	$3.02	$—	$3.10	$—
Average realized sales price for Gold
Payable ounces of gold sold under Gold Stream Arrangement	29,965	—	69,329	—
TCM share of payable ounces of gold sold to MTM Customers	28,009	—	64,502	—
Payable ounces of gold sold	57,974	—	133,831	—

Gold sales related to cash portion of Gold Stream Arrangement	$13.0	$—	$30.2	$—
Gold sales related to deferred portion of Gold Stream Arrangement	10.8	—	24.9	—
Gold sales under Gold Stream Arrangement	23.8	—	55.1	—
TCM share of gold sales to MTM Customers	31.2	—	78.4	—
Gold sales, net	55.0	—	133.5	—
Refining and treatment charges	0.2	—	0.6	—
Gold sales, gross	$55.2	$—	$134.1	$—

Average realized sales price related to cash portion of Gold Stream Arrangement	$435	$—	$435	$—
Average realized sales price related to deferred portion of Gold Stream Arrangement	$359	$—	$359	$—
Average realized sales price per payable ounce sold under Gold Stream Arrangement	$794	$—	$794	$—
Average realized sales price per payable ounce sold for TCM share (1)	$1,121	$—	$1,225	$—
Average realized sales price per payable ounce sold (1)	$952	$—	$1,002	$—
______________________________________________________
(1) The average realized sales price per payable pound of copper sold and per payable ounce of gold sold is impacted by any final volume and pricing adjustments and mark-to-market adjustments for shipments made in prior periods.
Molybdenum Operations - Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold
Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures in evaluating the Company's operating performance in its Molybdenum operations, as well as profitability and efficiency on a consolidated basis. Although cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, do not have standardized meanings prescribed by US GAAP, and may not be comparable to similar measures presented by other companies, management believes these non-GAAP measures provide useful supplemental information to investors.
Cash cost per pound produced represents the mining, milling, on-site general and administration, transportation to Langeloth Facility, and allocation of roasting and packaging from the Langeloth Facility for molybdenum oxide and HPM produced; and excludes the effects of purchase price adjustments; changes in inventory; non-cash corporate allocations; other non-cash employee benefits, such as stock-based compensation; and depreciation, depletion, amortization and accretion. Mining includes all stripping costs. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed as incurred under US GAAP.

The weighted-average cash cost per pound produced represents the cumulative total of the cash costs for TC Mine and Endako Mine divided by the cumulative total production from TC Mine and Endako Mine.
The following tables provide a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in the determination of net income (loss).

	Three Months Ended
	September 30, 2014			September 30, 2013
	Operating Expenses	Pounds Produced (1)	$/lb	Operating Expenses	Pounds Produced (1)	$/lb
(US$ in millions, except pounds and per pound amounts)
TC Mine
Cash cost - Non-GAAP	$18.5	4,073	$4.54	$24.6	5,716	$4.30
Add/(Deduct):
Stock-based compensation	0.2			0.2
Inventory and other adjustments	2.2			6.6
US GAAP operating expenses	$20.9			$31.4
Endako Mine
Cash cost - Non-GAAP	$25.9	2,487	$10.42	$26.0	2,820	$9.23
Add/(Deduct):
Stock-based compensation	0.2			0.1
Inventory and other adjustments	5.3			(6.4)
US GAAP operating expenses	$31.4			$19.7
Other operations US GAAP operating expenses (2)	$33.7			$15.8
Molybdenum segments US GAAP operating expenses	86.0			$66.9
Weighted-average cash cost—Non-GAAP	$44.4	6,560	$6.77	$50.6	8,536	$5.93

	Nine Months Ended
	September 30, 2014			September 30, 2013
	Operating Expenses	Pounds Produced (1)	$/lb	Operating Expenses	Pounds Produced (1)	$/lb
(US$ in millions, except pounds and per pound amounts)
TC Mine
Cash cost - Non-GAAP	$60.7	14,839	$4.09	$72.9	16,063	$4.54
Add/(Deduct):
Stock-based compensation	0.6			0.7
Inventory and other adjustments	17.4			16.6
US GAAP operating expenses	$78.7			$90.2
Endako Mine
Cash cost - Non-GAAP	$75.9	7,089	$10.71	$71.8	6,688	$10.74
Add/(Deduct):
Stock-based compensation	0.2			0.3
Inventory and other adjustments	4.9			(15.3)
US GAAP operating expenses	$81.0			$56.8
Other operations US GAAP operating expenses (2)	$75.6			$65.6
Molybdenum segments US GAAP operating expenses	235.3			212.6
Weighted-average cash cost—Non-GAAP	$136.6	21,928	$6.23	$144.7	22,751	$6.36

_______________________________________________________________________________

(1)	Pounds produced are shown in molybdenum oxide and include an estimated loss from our share of the sulfide production from the mines to oxide. They exclude molybdenum processed from purchased product.

(2)
Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of TC Mine and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of TC Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its third quarter 2014 financial results on Tuesday, November 11, 2014 at 12:00 pm Eastern Time.

To participate in the call, please dial 1 (888) 211-7383. A live audio webcast of the conference call will be available http://www.visualwebcaster.com/event.asp?id=100757 at and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (888) 203-1112 (replay code 2909360) from 3:00 p.m. ET on November 11, 2014 to 11:59 p.m. ET on November 30, 2014. An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British

Columbia, its 100%-owned TC Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities and whether additional crushing is needed; future operating plans and goals; and future molybdenum, copper, gold and silver prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
(US dollars in millions, except share amounts)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$266.6	$233.9
Accounts receivable, net	65.0	47.8
Accounts receivable-joint venture partner	7.6	6.3
Product inventory	104.8	122.1
Materials and supplies inventory	56.9	65.8
Prepaid expenses and other current assets	4.9	13.2
Income and mining taxes receivable	1.2	4.4
Restricted cash	1.7	2.5
Deferred income tax assets	0.2	—
	508.9	496.0
Property, plant, equipment and development, net	2,391.5	2,538.0
Restricted cash	5.7	5.7
Reclamation deposits	17.4	7.4
Other assets	26.7	24.2
Deferred income tax assets	38.8	14.2
	$2,989.0	$3,085.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$94.6	$104.9
Income, mining and other taxes payable	2.1	0.7
Current portion of Gold Stream deferred revenue	46.4	21.3
Current portion of long-term debt	4.5	15.4
Current portion of long-term lease obligations	22.6	21.8
Deferred income tax liabilities	15.6	14.4
Other current liabilities	0.3	2.1
	186.1	180.6
Gold Stream deferred revenue	719.8	759.4
Long-term debt	898.5	906.9
Long-term lease obligations	51.5	68.7
Other liabilities	4.8	6.5
Asset retirement obligations	45.3	43.8
Deferred income tax liabilities	13.9	13.4
	1,919.9	1,979.3
Commitments and contingencies
Shareholders' equity
Common stock, no-par, 213,887,744 and 171,452,069 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	1,185.4	1,028.9
Additional paid-in capital	87.5	230.7
Retained earnings (deficit)	(111.3)	(122.7)
Accumulated other comprehensive loss	(92.5)	(30.7)
	1,069.1	1,106.2
	$2,989.0	$3,085.5

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US dollars in millions, except per share amounts)	2014	2013	2014	2013
REVENUES
Copper sales	$45.7	$—	$140.3	$—
Gold sales	55.0	—	133.5	—
Molybdenum sales	124.3	85.7	353.5	303.1
Tolling, calcining and other	4.3	5.1	11.4	14.2
Total revenues	229.3	90.8	638.7	317.3
COSTS AND EXPENSES
Cost of sales
Operating expenses	133.4	66.9	395.2	212.6
Depreciation, depletion and amortization	22.7	11.6	78.3	38.5
Total cost of sales	156.1	78.5	473.5	251.1
Selling and marketing	3.1	1.4	10.8	6.4
Accretion expense	0.9	0.6	2.7	2.0
General and administrative	5.1	5.1	16.9	17.7
Exploration	0.3	0.7	0.6	1.3
Total costs and expenses	165.5	86.3	504.5	278.5
OPERATING INCOME	63.8	4.5	134.2	38.8
OTHER (INCOME) EXPENSE
Start-up costs	—	10.2	—	10.3
(Gains) losses on foreign exchange, net	60.3	(24.2)	64.5	30.0
Interest and finance fees	22.5	0.7	69.4	0.9
Interest income	—	(0.4)	(0.2)	(0.9)
Loss from debt extinguishment	—	—	0.5	—
Other	(3.1)	0.2	(6.1)	—
Total other (income) expense	79.7	(13.5)	128.1	40.3
Income (loss) before income and mining taxes	(15.9)	18.0	6.1	(1.5)
Total income and mining tax expense (benefit)	(4.8)	4.2	(5.3)	3.0
NET INCOME (LOSS)	$(11.1)	$13.8	$11.4	$(4.5)
COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(58.2)	29.4	(61.8)	(44.5)
Total other comprehensive income (loss)	(58.2)	29.4	(61.8)	(44.5)
Total comprehensive income (loss)	$(69.3)	$43.2	$(50.4)	$(49.0)

NET INCOME (LOSS) PER SHARE
Basic	$(0.05)	$0.08	$0.06	$(0.03)
Diluted	$(0.05)	$0.06	$0.05	$(0.03)
Weighted-average number of common shares
Basic	213.9	171.5	186.8	170.9
Diluted	213.9	216.5	220.1	170.9

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US dollars in millions)	2014	2013	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(11.1)	$13.8	$11.4	$(4.5)
Items not affecting cash:
Depreciation, depletion and amortization	22.7	11.6	78.3	38.5
Deferred revenue related to Gold Stream Arrangement	(10.8)	—	(24.9)	—
Accretion expense	0.9	0.6	2.7	2.0
Amortization of finance fees	1.2	—	3.8	—
Stock-based compensation	1.9	1.6	4.5	4.9
Materials and supplies inventory write downs	0.1	—	0.3	—
Product inventory write downs	2.3	11.7	8.9	23.4
Deferred income tax benefit	(11.3)	1.4	(20.6)	(8.9)
Unrealized gain on financial instruments and mark-to-market adjustments	(1.6)	—	(4.8)	—
Unrealized foreign exchange (gain) loss	60.3	(24.3)	63.9	30.0
Debt extinguishment	—	—	(0.1)	—
Change in current assets and liabilities (Note 16)	14.4	3.1	1.6	(5.4)
Gold Stream Arrangement net payable - ounces to be delivered	14.0	—	24.9	—
Cash generated by operating activities	83.0	19.5	149.9	80.0
INVESTING ACTIVITIES
Capital expenditures	(21.9)	(112.9)	(70.4)	(387.5)
Capitalized interest payments	(1.3)	(19.1)	(8.2)	(54.5)
Restricted cash	0.4	3.1	0.4	14.3
Disposition of assets	—	—	—	0.2
Reclamation refund	—	27.9	—	28.1
Reclamation deposit	—	(6.8)	(10.0)	(7.0)
Cash used in investing activities	(22.8)	(107.8)	(88.2)	(406.4)
FINANCING ACTIVITIES
Proceeds from the Gold Stream Arrangement	—	12.9	—	111.9
Proceeds from equipment financings	—	—	—	37.8
Repayments of equipment financings	(5.4)	(5.0)	(16.2)	(17.7)
Repayment of long-term debt	(1.2)	(4.6)	(10.0)	(12.8)
Proceeds (costs) from issuance of common shares, net	—	0.7	—	0.9
Cash generated by (used in) financing activities	(6.6)	4.0	(26.2)	120.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3.1)	4.3	(2.8)	2.3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50.5	(80.0)	32.7	(204.0)
Cash and cash equivalents, beginning of period	216.1	402.8	233.9	526.8
Cash and cash equivalents, end of period	$266.6	$322.8	$266.6	$322.8
Supplementary cash flow information (Note 16)